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                                                                Exhibit 10.3


March 24, 2003



PERSONAL AND CONFIDENTIAL

Mr. Richard J. Sullivan
c/o Applied Digital Solutions, Inc.
400 Royal Palm Way, Suite 410
Palm Beach, FL 33480

Re: Letter Agreement between Applied Digital Solutions,  Inc. and R. J. Sullivan
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Dear Dick:

This will confirm that you and Applied Digital Solutions, Inc. ("ADSX") have agreed to the following:

     1. The consideration set forth in this letter agreement ("Agreement") to be provided by ADSX is in full satisfaction of all compensation and other benefits owed to you under your employment agreement and otherwise by ADSX.

     2. You shall receive 56,000,000 shares of common stock of ADSX (the "Shares") immediately upon registration of such Shares. ADSX shall promptly, and in any event prior to May 1, 2003, file for registration of such shares with the Securities and Exchange Commission ("SEC") and shall complete such registration no later than December 31, 2003. Such registration statement shall remain effective for at least one year. ADSX shall advise you immediately when the SEC has issued a no comment letter or declared the registration statement effective.

     3. All of your stock options (for ADSX stock) shall be immediately vested and exercisable by you and the exercise price shall be 1 cent per share. The other terms and conditions of such options shall remain unchanged.

     4. The number of shares of ADSX stock mentioned in paragraphs 2 and 3 and the option price of 1 cent per share shall be appropriately adjusted in the event of any stock split, stock dividend, reverse stock dividend or similar event.

     5. You and your family (to the extent that your children remain young enough to be covered) will remain covered under ADSX's health insurance (or such other health insurance as



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Mr. Richard J. Sullivan
March 24, 2003
Page 2


          ADSX may obtain) until the death of the survivor of you and your wife at ADSX's sole expense.

     6. ADSX will continue to lease, for your use, the automobile which you now drive, on the same terms and conditions as presently exist. At the termination of the lease, or at such earlier time as ADSX shall determine, title to the automobile shall be converted to you free and clear of the lease and any other encumbrances at no cost to you.

     7. Except for the obligations set forth in this Agreement, you and ADSX hereby release, remise, acquit, and forever discharge the other from all claims, demands, contracts, agreements (other than option grants), causes of actions, sums of money that either of us may have or may hereafter hence based on any event which has occurred except for releases that are prohibited by law. The foregoing release of and by ADSX includes all of its subsidiaries and affiliates. In addition your release of ADSX includes ADSX, its subsidiaries, affiliates, and each of their respective employees, officers, agents, attorneys, and representatives.

     8. If a shareholder vote is required, ADSX covenants to put such items as requires shareholder approval in the proxy (in which case any time requirements on either party set forth herein shall be extended by such amount of time required by the inclusion in the proxy).

     9. We represent that this Agreement has been approved by the Board of Directors of ADSX, and that the appropriate body of ADSX has agreed to amend the stock options in the manner set forth above.

    10.   YOU ACKNOWLEDGE THAT BY AGREEING TO THIS YOU ARE EXCHANGING OVER
          $17 MILLION OF CONSIDERATION (MUCH OR MOST OF WHICH WOULD BE PAYABLE IN CASH) AND OTHER BENEFITS IN EXCHANGE FOR THE CONSIDERATION SET FORTH HEREIN. YOU HAVE BEEN GIVEN THE OPPORTUNITY TO SEEK LEGAL AND OTHER COUNSEL.

    11. The provisions of Paragraph 13 (nondisclosure; return of records) of your Employment Agreement shall remain in full force and effect.

    12.   You represent:

              (1) The Shares to be received by you hereunder will be acquired for your own account, not as nominee or agent, for investment purposes and not with a view to, or for offer or sale in connection with directly or indirectly, any distribution in violation of the Securities Act of 1933, as amended, or any other applicable securities law ("Securities Act").


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Mr. Richard J. Sullivan
March 24, 2003
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              (2)     You are not a registered broker dealer or engaged in the
                      business of being a broker dealer.

              (3) You acknowledge (i) that you can bear the economic risk and complete loss of your investment in the Shares and have such knowledge and experience in financial or business matters that you are capable of evaluating the merits and risks of the investment contemplated hereby, and (ii) that there may be material adverse nonpublic information regarding the ADS that could affect the value of the Shares.

              (4) You are an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

    13. You will sign such releases and other similar documents as our lender shall require, provided that no such release or other similar document shall obligate you in any way on our loan.

If the foregoing correctly sets forth the understanding between us, please sign and return the enclosed copy of this Agreement.

Very truly yours,

APPLIED DIGITAL SOLUTIONS, INC.



By: /s/ Scott Silverman, CEO
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Read and Agreed to
this 24th day of March, 2003.


/s/ Richard J. Sullivan
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Richard J. Sullivan